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EXHIBIT 12.1

SUMMIT PROPERTIES INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES THREE MONTHS ENDED MARCH 31, 2000
(Dollars In thousands)

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Earnings:
     Income before minority interest of unitholders in
      Operating Partnership and dividends to preferred
      unitholders in Operating Partnership..................  $14,211
     Interest:
          Expense incurred..................................    8,964
          Amortization of deferred financing costs..........      248
          Rental fixed charges..............................       54
                                                              -------
          Total.............................................  $23,477
                                                              =======
Fixed charges:
     Interest expense.......................................  $ 8,964
     Interest capitalized...................................    2,320
     Dividends to preferred unitholders in Operating
      Partnership...........................................    3,105
     Rental fixed charges...................................       54
     Amortization of deferred financing costs...............      248
                                                              -------
          Total.............................................  $14,691
                                                              =======
Ratio of earnings to fixed charges..........................     1.60
                                                              =======
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